THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED UNLESS EITHER (A) COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS, OR (B) THE CORPORATION HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL ACCEPTABLE TO THE CORPORATION TO THE EFFECT THAT NO REGISTRATION OR QUALIFICATION IS LEGALLY REQUIRED FOR SUCH TRANSFER.

                    WARRANT TO PURCHASE UP TO 120,000 SHARES
                               OF COMMON STOCK OF
                            FORMAN INTERACTIVE CORP.
                         (Void after February 15, 2004)
                                                                           W-1

         This certifies that Palisade Private Partnership, L.P. or its permitted assigns (the "Holder"), for value received, is entitled to purchase from Forman Interactive Corp., (the "Company"), having a place of business at 134 Fifth Avenue, 3rd Floor, New York, NY 10011, a maximum of 120,000 fully paid and nonassessable shares of the Company's Common Stock, $0.0001 par value per share ("Common Stock") for cash at a price of $7.50 per share (as may be adjusted from time to time in accordance with Section 3, the "Stock Purchase Price") at any time or from time to time up to and including 5:00 p.m. (Eastern time) on February 15, 2004, (the "Expiration Date"). Holder may purchase the shares hereunder upon surrender to the Company at its principal office (or at such other location as the Company may advise the Holder in writing) of this Warrant properly endorsed with the Form of Subscription attached hereto duly filled in and signed and, if applicable, upon payment in cash or by check of the aggregate Stock Purchase Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof. The Stock Purchase Price and the number of shares purchasable hereunder are subject to adjustment as provided in Section 3 of this Warrant.

         This Warrant is subject to the following terms and conditions:

         1. Exercise; Issuance of Certificates; Payment for Shares. This Warrant is exercisable at any time prior to the Expiration Date with respect to all or any part of the shares of Common Stock. Any unexercised portion of this Warrant shall terminate on the Expiration Date. The Company agrees that the shares of Common Stock purchased under this Warrant shall be and are deemed to be issued to the Holder hereof as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered, properly endorsed, the completed, executed Form of Subscription delivered and payment made for such shares. Certificates for the shares of Common Stock so purchased, together with any other securities or property to which the Holder hereof is entitled upon such exercise, shall be delivered to the Holder hereof by the Company at the Company's expense within a reasonable time after the rights represented by this Warrant have been so exercised. In case of a purchase of less than all the shares which may be purchased under this Warrant, the Company shall cancel this Warrant and execute and deliver a new Warrant or Warrants of like tenor for the balance of the shares purchasable under the Warrant surrendered upon such purchase to the Holder hereof within a reasonable time. Each stock certificate so delivered shall be in such denominations of Common Stock as may be requested by the Holder hereof and shall be registered in the name of such Holder.

         2. SHARES TO BE FULLY PAID; RESERVATION OF SHARES. The Company covenants and agrees that all shares of Common Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any shareholder and free of all taxes, liens and charges with respect to the issue thereof. The Company further covenants and agrees that, during the period within which the rights evidenced by this Warrant may be exercised, the Company will at all times during such period have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Common Stock, or other securities and property, when and as required to provide for the exercise of the rights evidenced by this Warrant. The Company will take all such action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the securities of the Company may be listed; provided, however, that the Company shall not be required to effect a registration under federal or state securities laws with respect to such exercise except as otherwise provided by that certain Shareholders' Agreement, dated January 5, 1998, as amended, by and among the Company and the parties thereto, or any replacement shareholders agreement (the "Shareholders' Agreement"). The Company will not take any action which would result in any adjustment of the Stock Purchase Price (as set forth in Section 3 hereof) if the total number of shares of Common Stock issuable after such action upon exercise of all outstanding warrants, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon exercise of all options, warrants or other rights to acquire securities and upon the conversion of all convertible securities then outstanding, would exceed the total number of shares of Common Stock then authorized by the Second Restated Certificate of Incorporation (as amended and/or restated from time to time).

         3. ADJUSTMENT OF STOCK PURCHASE PRICE AND NUMBER OF SHARES. The Stock Purchase Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment in accordance with this Section 3 and from time to time upon the occurrence of certain events described in this
Section 3. Upon each adjustment of the Stock Purchase Price, including without limitation, adjustments to the Stock Purchase Price pursuant to Section 3.5 hereof, the Holder of this Warrant shall thereafter be entitled to purchase, at the Stock Purchase Price resulting from such adjustment, the number of shares obtained by multiplying the Stock Purchase Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Stock Purchase Price resulting from such adjustment.

         3.1 Subdivision or Combination of Stock. In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Stock Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the Stock Purchase Price in effect immediately prior to such combination shall be proportionately increased.

         3.2 Dividends in Preferred Stock, Property, Reclassification. If at any time or from time to time the holders of Common Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive, without payment therefor,

         (a) Common Stock or any shares of stock or other securities which are at any time directly or indirectly convertible into or exchangeable for any other shares of stock or other securities, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution;

         (b) Common Stock or additional stock or other securities or property (including cash) by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement, (other than shares of Common Stock issued as a stock split or adjustments in respect of which shall be covered by the terms of Section 3.1 above), then and in each such case, the Holder hereof shall, upon the exercise of any portion of this Warrant, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property (including cash in the cases referred to in this clause (b)) which such Holder would hold on the date of such exercise had he been the holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares or all other additional stock and other securities and property.

         3.3 Reorganization, Reclassification, Consolidation, Merger or Sale. If any recapitalization, reclassification or reorganization of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets or other transaction shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, or other assets or property (an "Organic Change"), then, as a condition of such Organic Change, lawful and adequate provisions shall be made by the Company whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby. In the event of any Organic Change (other than a Sale), appropriate provision shall be made by the Company with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Stock Purchase Price and of the number of shares purchasable and receivable upon the exercise of this Warrant) shall thereafter be applicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The Company will not effect any such consolidation, merger or sale unless, prior to the consummation thereof, the successor corporation (if other than the Company) resulting from such consolidation or the corporation purchasing such assets shall assume by written instrument reasonably satisfactory in form and substance to the Holders of a majority of the warrants to purchase Common Stock then outstanding, executed and mailed or delivered to the registered Holder hereof at the last address of such Holder appearing on the books of the Company, the obligation to deliver to such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to purchase.

         3.4 Certain Events. If any change in the outstanding Common Stock or any other event occurs as to which the other provisions of this Section 3 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the Holder of the Warrant in accordance with such provisions, then the Board of Directors of the Company shall make an adjustment in the number and class of shares available under the Warrant, the Stock Purchase Price or the application of such provisions, so as to protect such purchase rights as aforesaid. The adjustment shall be such as will give the Holder of the Warrant upon exercise for the same aggregate Stock Purchase Price the total number, class and kind of shares as he would have owned had the Warrant been exercised prior to the event and had he continued to hold such shares until after the event requiring adjustment.

         3.5 Purchase Price Protection.

         (a) If, at any time prior to the date upon which the Exchangeable Preferred Stock must automatically be exchanged for Common Stock pursuant to the terms of the Second Restated Certificate of Incorporation of the Company, the Company issues Additional Shares of Equity Securities for per share Consideration (as defined below) lower than the exchange price of such Exchangeable Preferred Stock, the Purchase Price per share hereunder shall be reduced to an amount equal to (x) such per share Consideration received by the Company multiplied by (y) 1.0715.

         (b) The term "Consideration" for the issuance of Additional Shares of Equity Securities shall mean the consideration per share received by the Corporation computed as follows:

         (1) Cash and Property. Such consideration shall:

         (A) insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

         (B) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

         (C) in the event Additional Shares of Equity Securities are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

         (2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Equity Securities which take the form of options and convertible securities, shall be determined by dividing

         (A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such options or convertible securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such options or the conversion or exchange of such convertible securities, or in the case of options for convertible securities, the exercise of such options for convertible securities and the conversion or exchange of such convertible securities, by

         (B) the maximum number of shares of each class of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such options or the conversion or exchange of such convertible securities.

         (c) The term "Additional Shares of Equity Securities" as used herein shall mean all shares of equity securities issued by the Corporation, whether or not subsequently reacquired or retired by the Corporation, and any security convertible into or exchangeable for any equity securities issued by the Corporation, including without limitation all rights, options or warrants to subscribe for, purchase or otherwise acquire any class of Common Stock or convertible securities issued by the Corporation, except that Additional Shares of Equity Securities shall not include shares of Common Stock issued or issuable:

         (A) upon issuance or exercise of options to acquire Common Stock granted pursuant to the 1997 Employee Stock Option Plan, not exceeding 500,000 shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting shares of Common Stock) unless such options which have not been granted on the date hereof are granted at an exercise price reflecting greater than a 25% discount on the greater of (x) the fair market value thereof, as determined by the Board of Directors in good faith, and (y) $7.00;

         (B) upon exercise of warrants or options granted or issued prior to the issuance of the Exchangeable Preferred;

         (C) upon issuance or exercise of a warrant to Legg Mason Wood Walker Incorporated pursuant to its engagement letter with the Corporation entered into prior to the issuance of the Exchangeable Preferred; and

         (D) upon issuance or exercise of any warrants to vendors of the Corporation that were being negotiated at the time of the issuance of the Exchangeable Preferred and were disclosed to Palisade Private Partnership, L.P. prior to such issuance.

         (d) No Impairment. The Corporation will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all of the provisions of this Section and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Exchangeable Preferred against impairment.

         3.6 Notices of Change.

         (a) Immediately upon any adjustment in the number or class of shares subject to this Warrant and of the Stock Purchase Price, the Company shall give written notice thereof to the Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

         (b) The Company shall give written notice to the Holder at least 10 business days prior to the date on which the Company closes its books or takes a record for determining rights to receive any dividends or distributions.

         (c) The Company shall also give written notice to the Holder at least 30 business days prior to the date on which an Organic Change shall take place.

         4. ISSUE TAX. The issuance of certificates for shares of Common Stock upon the exercise of any portion of this Warrant shall be made without charge to the Holder of the Warrant for any issue tax (other than any applicable income taxes) in respect thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of the Warrant being exercised.

         5. CLOSING OF BOOKS. The Company will at no time close its transfer books against the transfer of any warrant or of any shares of Common Stock issued or issuable upon the exercise of any warrant in any manner which interferes with the timely exercise of any portion of this Warrant.

         6. NO VOTING OR DIVIDEND RIGHTS; LIMITATION OF LIABILITY. Except as provided in the Shareholders' Agreement (as defined in Section 7), nothing contained in this Warrant shall be construed as conferring upon the Holder hereof the right to vote or to consent or to receive notice as a shareholder of the Company or any other matters or any rights whatsoever as a shareholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised. No provisions hereof, in the absence of affirmative action by the Holder to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of such Holder for the Stock Purchase Price or as a shareholder of the Company, whether such liability is asserted by the Company or by its creditors.

         7. TRANSFER. Subject to compliance with applicable federal and state securities laws and the Shareholders' Agreement , this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the holder hereof (except for transfer taxes), upon surrender of this Warrant properly endorsed. This Warrant and all rights hereunder shall be subject to the same restrictions on transferability as are applicable to shares of Common Stock in the Shareholders' Agreement and each taker and holder of this Warrant shall be deemed a "Shareholder" (as defined in the Shareholders' Agreement) for the purposes thereof. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees to be bound by the terms and conditions of the Shareholders' Agreement and shall, upon request by the Company, execute a counterpart thereof.

         8. RIGHTS AND OBLIGATIONS SURVIVE EXERCISE OF WARRANT. The rights and obligations of the Company, of the Holder of this Warrant and of the holder of shares of Common Stock issued upon exercise of this Warrant, referred to in
Section 7 shall survive the exercise of this Warrant.

         9. MODIFICATION AND WAIVER. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

         10. NOTICES. Any notice, request or other document required or permitted to be given or delivered to the Holder hereof or the Company shall be delivered or shall be sent by certified mail, postage prepaid, to each such holder at its address as shown on the books of the Company or to the Company at the address indicated therefor in the first paragraph of this Warrant or such other address as either may from time to time provide to the other.

         11. BINDING EFFECT ON SUCCESSORS. This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company's assets. All of the obligations of the Company relating to the Common Stock issuable upon the exercise of this Warrant shall survive the exercise and termination of this Warrant. All of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the Holder hereof.

         12. DESCRIPTIVE HEADINGS AND GOVERNING LAW. The description headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the State of New York, without regard to its rules concerning conflicts of law.

         13. LOST WARRANTS. The Company represents and warrants to the Holder hereof that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

         14. FRACTIONAL SHARES. No fractional shares shall be issued upon exercise of this Warrant. The Company shall, in lieu of issuing any fractional share, pay the holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Stock Purchase Price.

         IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officer thereunto duly authorized.

Dated:  As of March 25, 1999              Forman Interactive Corp.,
                                          a New York corporation


                                          By
                                            ----------------------------
                                            Its: President










                      (SIGNATURE PAGE TO PALISADE WARRANT)

                                    EXHIBIT A

                                SUBSCRIPTION FORM


Date:  ____________, _____

Forman Interactive Corp.
134 Fifth Avenue
3rd Floor
New York, New York 10011

Attn:  President

Ladies and Gentlemen:

[ ] The undersigned hereby elects to exercise the warrant issued to it by Forman Interactive Corp. (the "Company") and dated March 25, 1999 Warrant No. W-1 (the "Warrant") and to purchase thereunder ___________ shares of the Common Stock, of the Company (the "Shares") at a purchase price of $7.50 per Share or an aggregate purchase price of ______________________ Dollars ($__________) (the "Purchase Price").

[ ] The undersigned hereby elects to convert ____________________ percent (____%) of the value of the Warrant pursuant to the provisions of Section 1 of the Warrant.

Pursuant to the terms of the Warrant the undersigned has delivered the Purchase Price herewith in full in cash or by certified check or wire transfer. The undersigned also makes the representations set forth on the attached Exhibit B of the Warrant.

Very truly yours,

------------------------------------


By:_________________________________

Title:______________________________

                                  Exhibit B

                            INVESTMENT REPRESENTATION

THIS AGREEMENT MUST BE COMPLETED, SIGNED AND RETURNED TO FORMAN INTERACTIVE CORP. ALONG WITH THE SUBSCRIPTION FORM BEFORE THE COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANT DATED MARCH 25, 1999, WILL BE ISSUED.

------------, ----


Forman Interactive Corp.
134 Fifth Avenue
3rd Floor
New York, New York 10011

Attn:  President

Ladies and Gentlemen:

The undersigned, ________________ ("Purchaser"), intends to acquire up to ______ shares of the Common Stock, $0.0001 par value per share (the "Common Stock") of Forman Interactive Corp. (the "Company") from the Company pursuant to the exercise of certain Warrants to purchase Common Stock held by Purchaser. The Common Stock will be issued to Purchaser in a transaction not involving a public offering and pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "1933 Act") and applicable state securities laws. In connection with such purchase and in order to comply with the exemptions from registration relied upon by the Company, Purchaser represents, warrants and agrees as follows:

Purchaser is acquiring the Common Stock for its own account, to hold for investment, and Purchaser shall not make any sale, transfer or other disposition of the Common Stock in violation of the 1933 Act or the General Rules and Regulations promulgated thereunder by the Securities and Exchange Commission (the "SEC") or in violation of any applicable state securities law.

Purchaser has been advised that the Common Stock has not been registered under the 1933 Act or state securities laws on the ground that this transaction is exempt from registration, and that reliance by the Company on such exemptions is predicated in part on Purchaser's representations set forth in this letter.

Purchaser has been informed that under the 1933 Act, the Common Stock must be held indefinitely unless it is subsequently registered under the 1933 Act or unless an exemption from such registration (such as Rule 144) is available with respect to any proposed transfer or disposition by Purchaser of the Common Stock. Purchaser further agrees that the Company may refuse to permit Purchaser to sell, transfer or dispose of the Common Stock (except as permitted under Rule
144) unless there is in effect a registration statement under the 1933 Act and any applicable state securities laws covering such transfer, or unless Purchaser furnishes an opinion of counsel reasonably satisfactory to counsel for the Company, to the effect that such registration is not required.

Purchaser agrees to be bound by the terms and conditions of that certain Shareholders' Agreement by and among the Company and certain shareholders of the Company, or any replacement shareholders agreement (the "Shareholders Agreement"), and, to execute a counterpart thereof upon request by the Company.

Purchaser also understands and agrees that, in addition to any legends required by the Shareholders' Agreement, there will be placed on the certificate(s) for the Common Stock or any substitutions therefor, a legend stating in substance:

         "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws. These shares have been acquired for investment and may not be sold or otherwise transferred in the absence of an effective registration statement for these shares under the Securities Act and applicable state securities laws, or unless an applicable exemption is available."

Purchaser has carefully read this letter and has discussed its requirements and other applicable limitations upon Purchaser's resale of the Common Stock with Purchaser's counsel (which may be in-house counsel).

Very truly yours,

------------------------
By:
Title: